Exhibit 99.1


Mrs. Jean Dansker                                              October  4,  2006
860 Fifth Avenue
New York, New York 10021

     Re:  Death Benefit Payments
          ----------------------

Dear Jean:

     We are writing in connection with the death benefit payments that both Intervest Bancshares Corporation ("IBC") and Intervest Mortgage Corporation ("IMC") are obligated to make to you pursuant to the terms of the employment agreements between Jerome Dansker and those two companies.

     As you know, each of those employment agreements contained similar provisions calling for the payment to you of an amount called the "Distribution Amount" during a period called the "Distribution Term." The Distribution Amount, in the case of IBC is 50% of the amounts that would have been paid monthly to Jerome as salary by IBC and the Distribution Term is the balance of the term of the agreement, or through June 30, 2014. In the case of IMC, the Distribution Amount is 25% of the amounts that would have been paid to Jerome as salary by IMC and the Distribution Term is likewise through June 30, 2014.

     As we have discussed, there is some ambiguity in the language of the employment agreements as to whether the payments described above were to paid to you in a lump sum, or were to be paid in monthly installments during the Distribution Term. Based on our prior discussions, you have agreed that, notwithstanding any language to the contrary in the agreement, you are willing to accept those payments in the form of monthly payments during the Distribution Term, in full satisfaction of the obligations of IBC and IMC to you. This letter will also confirm the obligations of both IBC and IMC, in the event of your death prior to the end of the Distribution Term, to pay the balance of any remaining Distribution Amount to your estate in a lump sum.

     If you are in agreement with the approach set forth above, please so indicate by signing and returning one copy of this letter agreement. You should also feel free to contact us if you have any questions concerning these matters.

                                        Very truly yours,
                                        Intervest Bancshares Corporation

                                        By: /s/ Lowell S. Dansker
                                            ---------------------
                                            Lowell S. Dansker, Chairman

                                        Intervest Mortgage Corporation

                                        By: /s/ Lowell S. Dansker
                                            ---------------------
                                            Lowell S. Dansker, Chairman

Agreed and accepted this
4th day of October, 2006:
/s/ Jean Dansker
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    Jean Dansker